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                                                                   Exhibit 99.1

           STEPHEN J. GURGOVITS ELECTED CHAIRMAN OF F.N.B. CORPORATION

HERMITAGE, PA -- June 21, 2007 -- Stephen J. Gurgovits has been elected Chairman of the Board of F.N.B. Corporation (NYSE:FNB) effective December 31, 2007. He will continue as President and Chief Executive Officer of the Corporation. Gurgovits will replace Peter Mortensen, who has announced his decision to retire as Chairman at the end of the year. Mortensen will continue to serve as a director of F.N.B. Corporation, as well as being named Honorary Chairman.

Gurgovits began his banking career with F.N.B. in 1961, serving in various capacities with the company including President and Chief Executive Officer of First National Bank of Pennsylvania. He was named President and Chief Executive Officer of F.N.B. Corporation January 1, 2004.

A native of Sharpsville, Pennsylvania, he is a graduate of Youngstown State University and the Graduate School of Banking at the University of Wisconsin.

A recognized community leader in economic development, Gurgovits served as Chairman of Penn Northwest Development Corporation and is a member of the Boards of Sharon Regional Health System and Jamestown Paint Company. He is a member of the Buhl Trustees.

He has served as Chairman of the Pennsylvania Bankers Association and is currently a member of the Board of the American Bankers Association in Washington, D.C.

Mortensen, a native of Greenville, Pennsylvania, joined F.N.B. in 1959. He succeeded his father, Norman P. Mortensen, as President and Chief Executive Officer of First National Bank of Pennsylvania in 1972 and became President and Chief Executive Officer of F.N.B. Corporation in 1974. He has been Chairman of the Board since 1987.

Mortensen is a graduate of the College of Wooster and attended the Wharton School of Finance at the University of Pennsylvania.

He also served as Chairman of the Pennsylvania Bankers Association and is a former Director of the American Bankers Association. He is a former Trustee of Thiel College, which awarded him an honorary degree in 2005. He has been active in numerous community and economic development activities throughout the region.

ABOUT F.N.B. CORPORATION
F.N.B. Corporation, headquartered in Hermitage, PA had total assets of $6.0 billion at March 31, 2007. F.N.B. is a leading provider of banking, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, including its Legacy Bank and Legacy Trust Company Divisions, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, and Regency Finance Company. It also operates consumer finance offices in Tennessee and loan production offices in Tennessee and Florida.

Mergent Inc., a leading provider of business and financial information about publicly traded companies, has recognized F.N.B. Corporation as a Dividend Achiever. This annual recognition is based on the Corporation's outstanding record of increased dividend performance. The Corporation has consistently increased dividend payments for 34 consecutive years.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol FNB. Investor information is available on F.N.B. Corporation's Web site at http://www.fnbcorporation.com.

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                                                                    Kathryn Lima
                                                724-981-4318/724-301-6984 (cell)